Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-1900) pertaining to the Brown & Brown, Inc. Employee Savings Plan and Trust of our report dated June 27, 2014, with respect to the financial statements and supplemental schedule of the Brown & Brown, Inc. Employee Savings Plan and Trust included in this Annual Report (Form 11-K) for the year ended December 31, 2013.

Norcross, Georgia

June 27, 2014

100 Riverview Drive Savannah, GA 31404 T | 912-234-8243 F | 912-236-4414	www.hancockaskew.com	275 Scientific Drive Suite 2500 Norcross, GA 30092 T | 770-246-0793 F | 678-992-1515